Exhibit 99.1

SFN GROUP 401(k) BENEFIT PLAN

Form 5500, Schedule H, Line 4(i)-

Schedule of Assets

(Held At End of Year)

As of December 31, 2009

IDENTITY OF PARTY	DESCRIPTION OF INVESTMENT	COST**	CURRENT VALUE

American Beacon Large Cap Value	Mutual Fund		$589,354
American Funds Growth Fund of America	Mutual Fund		2,157,262
Columbia Mid Cap Value	Mutual Fund		519,965
Davis New York Venture	Mutual Fund		831,145
Janus Overseas	Mutual Fund		1,672,808
JPMorgan Equity Index*	Mutual Fund		1,269,466
JPMorgan International Value*	Mutual Fund		1,221,009
JPMorgan SmartRetirement 2010*	Mutual Fund		6,438,909
JPMorgan SmartRetirement 2015*	Mutual Fund		8,667,427
JPMorgan SmartRetirement 2020*	Mutual Fund		10,120,115
JPMorgan SmartRetirement 2025*	Mutual Fund		14,480,289
JPMorgan SmartRetirement 2030*	Mutual Fund		15,033,887
JPMorgan SmartRetirement 2035*	Mutual Fund		16,677,834
JPMorgan SmartRetirement 2040*	Mutual Fund		8,016,983
JPMorgan SmartRetirement 2045*	Mutual Fund		3,249,077
JPMorgan SmartRetirement 2050*	Mutual Fund		1,132,161
JPMorgan SmartRetirement Income*	Mutual Fund		3,459,771
Loomis Sayles Bond	Mutual Fund		1,814,146
Loomis Sayles Inv Grade Bond	Mutual Fund		1,822,205
Pennsylvania Mutual Fund	Mutual Fund		1,205,155
T Rowe Price Mid Cap Growth	Mutual Fund		3,851,810

Total shares of registered investment companies			104,230,778

JPMorgan Stable Asset Income Fund*	Stable Value Fund		7,278,019
SFN Group, Inc. common stock*	Company Stock		1,090,268
Various participants*	Participant loans		1,486,789
	(interest rates from 4.25% to 10.25%)
Self-Directed Brokerage Account	Other		561,529
JPMorgan Money Market Fund*	Money Market Fund		29
Total			$114,647,412

Note:  Collateral for participant loans is not applicable as loans represent use of participant’s own funds.  Defaults are subject to applicable tax and penalties by the Internal Revenue Service.  Participant loans are due at various maturity dates, and interest is set at the Prime interest rate plus 1% at the date of issuance.

*Party-in-interest

**Cost information is not required for participant-directed investments and therefore is not included.